EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-214217, 333-206712 and 333-200997 on Form S-8 and No. 333-208319 on Form S-3 of Restaurant Brands International Inc. of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016.

(signed) KPMG LLP

Miami, Florida

February 17, 2017

Certified Public Accountants